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                                                                    Exhibit 99.2


                              [MESA LETTERHEAD]
                                 NEWS RELEASE


FOR IMMEDIATE RELEASE                                        CONTACT: JAY ROSSER
JUNE 25, 1996                                                     (214) 402-7019


                          MESA PRICES DEBT OFFERING


       ANNOUNCEMENT FOLLOWS STOCKHOLDER APPROVAL OF EQUITY TRANSACTION

        (IRVING, TEXAS) - MESA Inc. announced today the pricing of $325 million principal amount of 10 5/8 percent senior subordinated notes due July 1, 2006 and its 11 5/8 percent senior subordinated discount notes due July 1, 2006, which will yield $150 million in gross proceeds.

        The note issuance represents the first phase of a complete corporate recapitalization that was triggered today by stockholder approval at a special meeting of the company's plans to issue $265 million in new convertible preferred stock.

        MESA will use the proceeds from the new equity to reduce debt and will use the proceeds of the note issuance and a new bank credit facility, together with cash on hand, to repay and refinance the remainder of the company's outstanding debt.

        The notes are being issued pursuant to an underwritten public offering for which Chase Securities Inc. served as lead manager and BT Securities Inc., Donaldson Lufkin and Jenrette Securities Corporation and Merrill Lynch & Co. served as co-managers. The offering is expected to close on July 2, 1996.


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        (Copies of MESA news releases issued during the past 12 months are available for retrieval on MESA's Internet home page: http://www.mesainc.com)